UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

October 29, 2015

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 29, 2015, Lennar Corporation (the “Company”) and the Guarantors (as defined below) entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters listed on Schedule I thereto with respect to the offering and sale in an underwritten public offering by the Company of $400 million aggregate principal amount of 4.875% Senior Notes due 2023 (the “Notes”). The Notes will be guaranteed by most, but not all, of the Company’s subsidiaries (the “Guarantors”), but the guarantee by particular subsidiaries may be suspended or terminated under some circumstances. The Company plans to use the net proceeds from the offering for general corporate purposes, which may include the redemption or settlement of the Company’s 2.75% convertible senior notes due 2020 in full or in part or the redemption or repayment of the Company’s other indebtedness, including amounts outstanding under the Company’s unsecured revolving credit facility.

The offering has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s registration statement on Form S-3, File No. 333-199159, and the prospectus supplement dated October 29, 2015, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act on October 30, 2015. The sale is expected to close on November 5, 2015, subject to customary closing conditions. A legal opinion relating to the Notes is filed herewith as Exhibit 5.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

1.1	Underwriting Agreement, dated October 29, 2015, among Lennar Corporation, the Guarantors named therein and the underwriters listed on Schedule I thereto.

5.1	Opinion of Willkie Farr & Gallagher LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2015		Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer